UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

__________________

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

DUOS TECHNOLOGIES GROUP, INC.

(Exact name of registrant as specified in its charter)

Florida	65-0493217
(State of incorporation or organization)	(I.R.S. Employer Identification No.)
6622 Southpoint Drive S., Suite 310, Jacksonville, Florida	32216
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be so registered
Not Applicable	Not Applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. [ X ]

If this form relates to the registration of a class of securities concurrently with a Regulation A Offering, check the following box. [  ]

Securities to be registered pursuant to Section 12(g) of the Act:  Common Stock, $0.001 par value

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Explanatory Note:

This form 8-A/A is being filed to correct a typographical error.

Item 1.                      Description of Registrant’s Securities to be Registered.

Capital Stock

The authorized capital stock of Duos Technologies Group, Inc.. (“we”, “us” or the “Company”) consists of  510,000,000 shares, consisting of 500,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”) and 10,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

Common Stock

The holders of the Common Stock are entitled to one vote per share. In addition, the holders of the Common Stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of legally available funds; however, the current policy of our Board of Directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of the Common Stock are entitled to share ratably in all assets that are legally available for distribution. The holders of the Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Preferred Stock

Our Board of Directors is authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of Preferred Stock in one or more series. Each series of Preferred Stock will have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our Board of Directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Dividend Policy

We have not previously paid any cash dividends on our Common Stock and do not anticipate or contemplate paying dividends on our Common Stock in the foreseeable future.  We currently intend to use all our available funds to develop our business.  We can give no assurances that we will ever have excess funds available to pay dividends.

Item 2.                        Exhibits.

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 7, 2015)

3.2	Articles of Amendment to Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on July 13, 2015)

3.3	Amended and Restated Bylaws as adopted on August 22, 2013

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

DUOS TECHNOLOGIES GROUP, INC.

Dated: August 14, 2015	By:	/s/ Adrian Goldfarb

Chief Financial Officer

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